Exhibit 99.1

Air Lease Corporation Announces Third Quarter 2019 Results

Los Angeles, California, November 7, 2019 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and nine months ended September 30, 2019.

•	Revenues:
o	$531 million for the three months ended September 30, 2019, an increase of 17.8%
o	$1.5 billion for the nine months ended September 30, 2019, an increase of 19.4%
•	Diluted earnings per share:
o	$1.34 for the three months ended September 30, 2019, an increase of 1.5%
o	$3.67 for the nine months ended September 30, 2019, an increase of 9.2%
•	Adjusted diluted earnings per share before income taxes:
o	$1.80 for the three months ended September 30, 2019, an increase of 4.0%
o	$4.98 for the nine months ended September 30, 2019, an increase of 9.5%
•	Margin:
o	Pre-tax profit margin of 36.5% for the three months ended September 30, 2019
o	Adjusted pre-tax profit margin of 38.4% for the three months ended September 30, 2019
•	Return on common equity:
o	Pre-tax return on common equity of 14.3% for the trailing twelve months ended September 30, 2019
o	Adjusted pre-tax return on common equity of 15.4% for the trailing twelve months ended September 30, 2019

Highlights

•

Took delivery of 15 aircraft from our order book during the quarter, representing approximately $1.5 billion in aircraft investments. As of September 30, 2019, our fleet was comprised of 307 owned aircraft with a net book value of $18.9 billion, with a weighted average age and a weighted average lease term remaining of 3.6 years and 7.2 years, respectively.

•	Placed 83% of our order book on long-term leases for aircraft delivering through 2021.
•

Ended the quarter with $28.7 billion in committed minimum future rental payments consisting of $14.1 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.6 billion in minimum future rental payments related to aircraft on order.

•

On October 31, 2019, we initiated a portfolio sale of 19 aircraft to Thunderbolt Aircraft Lease Limited III (“Thunderbolt III”) and will continue to manage these aircraft. We anticipate closing the transaction on November 8, 2019 and expect a majority of the aircraft transfers to be completed over the next two quarters.

•	Issued $1.1 billion of Medium-Term Notes comprised of (i) $600.0 million due 2023 at a fixed rate of 2.25% and (ii) $500.0 million due 2029 at a fixed rate of 3.25%.
•

Increased our quarterly cash dividend by approximately 15%, from $0.13 per share to $0.15 per share of our outstanding Class A common stock.  The next quarterly dividend of $0.15 per share will be paid on January 6, 2020 to holders of record of our Class A common stock as of December 20, 2019.

“Third quarter results reflect continued strength and stability in the underlying performance trends of our business and fundamental demand for our aircraft. All of our aircraft previously leased to Thomas Cook have been profitably placed with new airline customers.  Even considering meaningful delays from both Boeing and Airbus, our 25% year-over-year fleet value expansion is significant, and strong growth is expected to continue via our 316 aircraft forward orderbook,” said John L. Plueger, Chief Executive Officer and President.

“Global air travel demand remains healthy in the face of market headlines. The MAX grounding has reduced industry net seat capacity, and environmental concerns further drive the need for ALC’s orderbook aircraft.  Reflecting continued strong performance, our Board of Directors has authorized a 15% increase in ALC’s quarterly dividend to $0.15 per share from $0.13 per share – the 7th dividend increase and 28th consecutive quarterly dividend payment in ALC’s history,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

The following table summarizes our operating results for the three and nine months ended September 30, 2019 and 2018 (in thousands, except per share amounts and percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	$ change	% change	2019	2018	$ change	% change
Revenues	$530,902	$450,698	$80,204	17.8%	$1,468,348	$1,229,721	$238,627	19.4%
Income before taxes	$193,787	$179,382	$14,405	8.0%	$529,267	$468,110	$61,157	13.1%
Net income available to common stockholders	$151,943	$146,574	$5,369	3.7%	$414,071	$372,436	$41,635	11.2%
Adjusted net income before income taxes(1)	$203,918	$192,429	$11,489	6.0%	$562,416	$505,506	$56,910	11.3%
Diluted earnings per share	$1.34	$1.32	$0.02	1.5%	$3.67	$3.36	$0.31	9.2%
Adjusted diluted earnings per share before income taxes(1)	$1.80	$1.73	$0.07	4.0%	$4.98	$4.55	$0.43	9.5%

(1)

Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Flight Equipment Portfolio

Our owned fleet grew by 20.4% to a net book value of $18.9 billion as of September 30, 2019 compared to $15.7 billion as of December 31, 2018.  As of September 30, 2019, our fleet was comprised of 307 owned aircraft, with a weighted-average age and remaining lease term of 3.6 years and 7.2 years, respectively, and 64 managed aircraft.  We have a globally diversified customer base of 108 airlines in 59 countries.

During the quarter ended September 30, 2019, we took delivery of 15 aircraft from our order book and sold five aircraft ending the quarter with 307 owned aircraft in our operating lease portfolio.

The following table summarizes the key portfolio metrics of our fleet as of September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Aggregate fleet net book value	$18.9 billion	$15.7 billion
Weighted-average fleet age(1)	3.6 years	3.8 years
Weighted-average remaining lease term(1)	7.2 years	6.8 years

Owned fleet	307	275
Managed fleet	64	61
Aircraft on order(2)(3)	316	372
Aircraft purchase options(4)	50	50
Total	737	758

Current fleet contracted rentals	$14.1 billion	$11.8 billion
Committed fleet rentals	$14.6 billion	$13.9 billion
Total committed rentals	$28.7 billion	$25.7 billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value.
(2)

Excluded from the table above are memorandums of understanding ("MOU") with Airbus, signed in June 2019, to launch the A321 XLR aircraft and to order the A220 aircraft. Through these MOUs, we committed to purchase 100 aircraft comprised of 27 A321 XLR aircraft, 23 A321neo aircraft and 50 A220 aircraft, and we have purchase options for an additional 25 A220 aircraft.

(3)	The table above reflects the conversion of purchase orders for 15 Boeing 737 MAX aircraft to five Boeing 787-9 aircraft pursuant to an October 2019 agreement with Boeing.
(4)	As of September 30, 2019 and December 31, 2018, we had options to acquire up to five Airbus A350-1000 aircraft and 45 Boeing 737-8 MAX aircraft.

The following table details the regional concentration of our owned fleet:

	September 30, 2019	December 31, 2018
Region	% of Net Book Value	% of Net Book Value
Europe	29.2%	29.9%
Asia (excluding China)	25.7%	24.5%
China	16.2%	17.0%
The Middle East and Africa	11.9%	12.4%
Central America, South America and Mexico	6.7%	6.9%
U.S. and Canada	5.3%	4.8%
Pacific, Australia and New Zealand	5.0%	4.5%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	September 30, 2019		December 31, 2018
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.4%
Airbus A320-200	30	9.8%	35	12.7%
Airbus A320-200neo	11	3.6%	6	2.2%
Airbus A321-200	33	10.7%	34	12.4%
Airbus A321-200neo	29	9.4%	14	5.1%
Airbus A330-200	14	4.6%	15	5.4%
Airbus A330-300	6	2.0%	5	1.8%
Airbus A330-900neo	6	2.0%	1	0.4%
Airbus A350-900	10	3.3%	6	2.2%
Boeing 737-700	4	1.3%	4	1.4%
Boeing 737-800	95	30.9%	98	35.6%
Boeing 737-8 MAX	15	4.9%	14	5.1%
Boeing 767-300ER	1	0.3%	1	0.4%
Boeing 777-200ER	1	0.3%	1	0.4%
Boeing 777-300ER	24	7.8%	24	8.7%
Boeing 787-9	23	7.5%	15	5.4%
Boeing 787-10	3	1.0%	—	—%
Embraer E190	1	0.3%	1	0.4%
Total(1)	307	100.0%	275	100.0%

(1)	As of September 30, 2019 and December 31, 2018, we had six aircraft held for sale at the end of both periods.

Debt Financing Activities

We ended the third quarter of 2019 with total debt financing, net of discounts and issuance costs, of $13.8 billion, resulting in a debt to equity ratio of 2.52:1.

Our debt financing was comprised of unsecured debt of $13.5 billion representing 96.9% of our debt portfolio as of September 30, 2019 as compared to 96.5% as of December 31, 2018.  Our fixed rate debt represented 84.7% of our debt portfolio as of September 30, 2019 as compared to 86.4% as of December 31, 2018.  Our composite cost of funds decreased to 3.37% as of September 30, 2019 as compared to 3.46% as of December 31, 2018.

During the three months ended September 30, 2019, we issued $1.1 billion of Medium-Term Notes comprised of (i) $600.0 million due 2023 at a fixed rate of 2.25% and (ii) $500.0 million due 2029 at a fixed rate of 3.25%.

Our debt financing was comprised of the following at September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019	December 31, 2018
Unsecured
Senior notes	$12,050,000	$10,043,445
Term financings	813,150	607,340
Revolving credit facilities	610,000	602,000
Total unsecured debt financing	13,473,150	11,252,785
Secured
Term financings	392,593	371,203
Export credit financing	33,274	38,265
Total secured debt financing	425,867	409,468

Total debt financing	13,899,017	11,662,253
Less: Debt discounts and issuance costs	(147,145)	(123,348)
Debt financing, net of discounts and issuance costs	$13,751,872	$11,538,905
Selected interest rates and ratios:
Composite interest rate(1)	3.37%	3.46%
Composite interest rate on fixed-rate debt(1)	3.41%	3.42%
Percentage of total debt at fixed-rate	84.74%	86.41%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on November 7, 2019 at 4:30 PM Eastern Time to discuss the Company's financial results for the third quarter of 2019.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 7447217.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on November 7, 2019 until 7:30 PM ET on November 14, 2019. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 7447217.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the "Investors" section of ALC's website at www.airleasecorp.com.  Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma Assistant Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to obtain refinancing prior to the time our debt matures;

•	our inability to make acquisitions of, or lease, aircraft on favorable terms;

•	our inability to sell aircraft on favorable terms or to predict the timing of such sales;

•	impaired financial condition and liquidity of our lessees;

•	changes in overall demand for commercial aircraft leasing and aircraft management services;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;

•	increased maintenance, operating or other expenses or changes in the timing thereof;

•	changes in the regulatory environment, including tariffs and other restrictions on trade;

•	our inability to effectively oversee our managed fleet;

•

the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery, resulting in our inability to deliver the aircraft to our lessees; and

•

the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2018, "Part II – Item 1A. Risk Factors," in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Cash and cash equivalents	$291,772	$300,127
Restricted cash	44,651	22,871
Flight equipment subject to operating leases	21,601,147	17,985,324
Less accumulated depreciation	(2,689,880)	(2,278,214)
	18,911,267	15,707,110
Deposits on flight equipment purchases	1,600,959	1,809,260
Other assets	761,052	642,440
Total assets	$21,609,701	$18,481,808
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$420,444	$382,132
Debt financing, net of discounts and issuance costs	13,751,872	11,538,905
Security deposits and maintenance reserves on flight equipment leases	1,091,073	990,578
Rentals received in advance	134,635	119,526
Deferred tax liability	749,504	643,767
Total liabilities	$16,147,528	$13,674,908
Shareholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at September 30, 2019 and no shares issued or outstanding at December 31, 2018	100	—
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 112,701,349 and 110,949,850 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,127	1,110
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,758,928	2,474,238
Retained earnings	2,702,018	2,331,552
Total shareholders’ equity	$5,462,173	$4,806,900
Total liabilities and shareholders’ equity	$21,609,701	$18,481,808

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
Revenues
Rental of flight equipment	$492,869	$422,763	$1,412,478	$1,194,104
Aircraft sales, trading and other	38,033	27,935	55,870	35,617
Total revenues	530,902	450,698	1,468,348	1,229,721

Expenses
Interest	104,637	82,189	290,681	224,584
Amortization of debt discounts and issuance costs	9,078	8,199	26,330	24,231
Interest expense	113,715	90,388	317,011	248,815

Depreciation of flight equipment	183,788	149,703	514,948	428,437
Selling, general and administrative	34,715	26,377	92,188	71,194
Stock-based compensation	4,897	4,848	14,934	13,165
Total expenses	337,115	271,316	939,081	761,611

Income before taxes	193,787	179,382	529,267	468,110
Income tax expense	(38,000)	(32,808)	(107,081)	(95,674)
Net income	$155,787	$146,574	$422,186	$372,436
Preferred stock dividends	(3,844)	—	(8,115)	—
Net income available to common stockholders	$151,943	$146,574	$414,071	$372,436

Earnings per share of Class A and B common stock
Basic	$1.36	$1.41	$3.71	$3.58
Diluted	$1.34	$1.32	$3.67	$3.36
Weighted-average shares outstanding
Basic	112,133,556	104,066,785	111,511,960	103,940,723
Diluted	113,263,396	112,509,612	112,837,526	112,377,870

Other financial data
Pre-tax profit margin	36.5%	39.8%	36.0%	38.1%
Adjusted net income before income taxes(1)	$203,918	$192,429	$562,416	$505,506
Adjusted pre-tax profit margin(1)	38.4%	42.7%	38.3%	41.1%
Adjusted diluted earnings per share before income taxes(1)	$1.80	$1.73	$4.98	$4.55
Pre-tax return on common equity (trailing twelve months)	14.3%	15.6%	14.3%	15.6%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	15.4%	16.8%	15.4%	16.8%

(1)Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes plus assumed conversions divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	$151,943	$146,574	$414,071	$372,436
Amortization of debt discounts and issuance costs	9,078	8,199	26,330	24,231
Stock-based compensation	4,897	4,848	14,934	13,165
Provision for income taxes	38,000	32,808	107,081	95,674
Adjusted net income before income taxes	$203,918	$192,429	$562,416	$505,506

Total revenues	$530,902	$450,698	$1,468,348	$1,229,721
Adjusted pre-tax profit margin(1)	38.4%	42.7%	38.3%	41.1%

(1)	Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	$151,943	$146,574	$414,071	$372,436
Amortization of debt discounts and issuance costs	9,078	8,199	26,330	24,231
Stock-based compensation	4,897	4,848	14,934	13,165
Provision for income taxes	38,000	32,808	107,081	95,674
Adjusted net income before income taxes	$203,918	$192,429	$562,416	$505,506
Assumed conversion of convertible senior notes	—	1,823	—	5,309
Adjusted net income before income taxes plus assumed conversions	$203,918	$194,252	$562,416	$510,815
Weighted-average diluted common shares outstanding	113,263,396	112,509,612	112,837,526	112,377,870
Adjusted diluted earnings per share before income taxes	$1.80	$1.73	$4.98	$4.55

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2019	2018
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	$552,470	$843,538
Amortization of debt discounts and issuance costs	34,805	31,297
Stock-based compensation	19,247	18,534
Provision for income taxes	140,710	(209,764)
Adjusted net income before income taxes	$747,232	$683,605

Common shareholders' equity as of the beginning of the period	$4,478,918	$3,655,583
Common shareholders' equity as of the end of the period	$5,212,173	$4,478,918
Average common shareholders' equity	$4,845,546	$4,067,251

Adjusted pre-tax return on common equity	15.4%	16.8%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2019	2018
	(unaudited)
Operating Activities
Net income	$422,186	$372,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	514,948	428,437
Stock-based compensation	14,934	13,165
Deferred taxes	97,566	95,674
Amortization of debt discounts and issuance costs	26,330	24,231
Amortization of prepaid lease costs	24,190	18,713
Gain on aircraft sales, trading and other activity	(45,123)	(24,469)
Changes in operating assets and liabilities:
Other assets	(149,740)	(62,528)
Accrued interest and other payables	51,156	110
Rentals received in advance	15,109	4,335
Net cash provided by operating activities	971,556	870,104
Investing Activities
Acquisition of flight equipment under operating lease	(3,021,758)	(1,874,094)
Payments for deposits on flight equipment purchases	(727,982)	(548,225)
Proceeds from aircraft sales, trading and other activity	426,382	239,067
Acquisition of aircraft furnishings, equipment and other assets	(236,847)	(204,449)
Net cash used in investing activities	(3,560,205)	(2,387,701)
Financing Activities
Issuance of common stock upon exercise of options	31,823	4,188
Cash dividends paid on Class A common stock	(43,383)	(31,155)
Preferred dividends paid	(8,115)	—
Tax withholdings on stock-based compensation	(4,089)	(7,141)
Net change in unsecured revolving facility	8,000	(847,000)
Proceeds from debt financings	3,135,918	3,358,885
Payments in reduction of debt financings	(947,837)	(1,131,206)
Net proceeds from preferred stock issuance	242,139	—
Debt issuance costs	(9,443)	(9,327)
Security deposits and maintenance reserve receipts	230,966	173,754
Security deposits and maintenance reserve disbursements	(33,905)	(52,764)
Net cash provided by financing activities	2,602,074	1,458,234
Net increase/(decrease) in cash	13,425	(59,363)
Cash, cash equivalents and restricted cash at beginning of period	322,998	308,282
Cash, cash equivalents and restricted cash at end of period	$336,423	$248,919
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $46,314 and $38,947 at September 30, 2019 and 2018, respectively	$358,237	$278,297
Cash paid for income taxes	$9,515	$2,506
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$1,161,573	$663,223
Cash dividends declared on Class A common stock, not yet paid	$14,644	$10,407